To our shareholders,

Over the last seven years, our team has pioneered and evangelized the creation of an entirely new industry: native advertising.

Once considered taboo, native advertising is now one of the hottest trends in the media space. Traditional media outlets including Forbes, Time and the Associated Press now offer sponsored blog posts, tweets and other native advertising units - a practice IZEA brought to the market in 2006. At the same time, celebrities ranging from Kim Kardashian to Justin Bieber are adopting native advertising through channels including YouTube, Facebook, Tumblr and Instagram.

The media landscape is changing in IZEA's favor. Advertisers are moving away from banner ads. Brands you know and love are now investing in native advertising. According to leading research firm eMarketer, native ad spending in the U.S. is expected to reach $2.25 billion in 2014.

More than ever before, I am optimistic about IZEA's future and believe that our years of leadership in the space are paying off. We were far ahead of this market and that original vision is now becoming a reality.

Revenue Growth
We have consistently grown our revenue over the past few years and 2013 is set to become our breakout year. Revenues for the quarter ended June 30, 2013 were up 42.5% compared to the same period in 2012 - an all-time high for our company.

In the first half of 2013, we welcomed new client-partners ConAgra, Marriott, Crate & Barrel, Wendy's, TD Ameritrade and Quicken Loans, among many others. Equally important is that our existing clients are coming back and spending more. In the first half of 2013, approximately 60% of our business was generated by existing clients, including the likes of KIA, Allstate Insurance, Unilever, Hostess, Arby's and Heineken.

We achieved record net bookings of $1.8 million in Q2 2013, besting the previous record set in Q1 of this year. Bookings were up 56% in Q2 2013, compared to the same period in 2012.

Expense Reductions
IZEA's operating expenses for Q2 2013 were $1,479,659, a decrease of $812,168 or 35.4% compared to $2,291,827 in the same period in 2012.

Sales Efficiency
Comparing 1H FY12 vs. 1H FY13, our sales costs to net bookings efficiency (CTBE) increased +101% year over year thanks to lower fixed costs and a higher yield from our team. We directly correlate this outcome to our continued focus on company culture and team member training.

Debt Free with Working Capital
We recently announced the completion of a large equity financing transaction. That transaction eliminated all of IZEA's outstanding indebtedness and provides working capital for the company.

NAX: Patent Pending
Earlier this year, we filed for a patent on our next generation technology platform called IZEA Native Ad ExchangeTM (NAX). This new platform will eventually replace all of our existing marketplaces and allow us to expand and further automate IZEA's service offering. The system is designed to be multi-lingual, multi-currency and multi-platform to serve web, tablet and mobile users. We will integrate into new services such as YouTube, Instagram, Tumblr and LinkedIn with an eye on the monetization of sponsored content worldwide.

Laser-Focused on Execution
Our team is 100% focused on growing our revenue, managing our expenses, and creating shareholder value through innovation. While you will see some increased investor-related activity from us, we do not intend to follow the traditional "microcap playbook." Instead, we will invest our dollars and energy primarily on execution.

How You Can Help
As an investor, we consider you to be an integral part of the extended IZEA team. While you may not work in our office, you can surely help us achieve success. We are always looking for new clients to work with, new influencers and new investors. If you are an investor in IZEA, chances are you already use social media. Help us spread the word online or off through your personal network. You can make a difference and help create value.

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Get Ready...
The next 12 months are going to be incredibly exciting! Our team has never been more energized and efficient. We have positive momentum and I look forward to sharing our progress as we continue to focus on execution.

Regards,

Edward "Ted" Murphy
Founder & Chief Executive Officer
IZEA, Inc.
ted@izea.com

407.310.7640